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                                                                     EXHIBIT 5.1

                        Kummer Kaempfer Bonner & Renshaw
                     3800 Howard Hughes Parkway, 7th Floor
                            Las Vegas, Nevada 89109

                                October 12, 2001

Citadel Holding Corporation
550 South Hope Street
Los Angeles, California  90071

         Re:   Citadel Holding Corporation
               Registration Statement on Form S-4
               SEC File No. 333-68364

Ladies and Gentlemen:

         We have acted as special Nevada counsel to the conflicts committee of Citadel Holding Corporation, a Nevada corporation (the "Company"), in connection with the Registration Statement on Form S-4, File No. 333-68364, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of (i) 15,094,433 shares of the Company's Class A nonvoting common stock, $0.01 par value (the "Class A Stock") issuable in connection with the merger among the Company, Craig Merger Sub, Inc., a Nevada corporation, Reading Merger Sub, Inc., a Nevada corporation, Craig Corporation, a Nevada corporation, and Reading Entertainment, Inc., a Nevada corporation (the "Merger"), and (ii) 1,841,820 shares (the "Class A Option Shares") of Class A Stock issuable upon the exercise of stock options to be assumed in connection with the Merger, and (iii) 1,841,820 shares (the "Class B Option Shares" and together with the Class A Option Shares, the "Option Shares") of Class B voting common stock (the "Class B Stock") issuable upon the exercise of stock options to be assumed in connection with the Merger.

         In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Class A Shares and the Option Shares, and for purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

         We are opining herein as to the effect on the subject transaction only of the internal laws of the State of Nevada, and we express no opinion with respect to the applicability thereto, or the

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effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within the state.

         Subject to the foregoing, it is our opinion that the Class A Shares and the Option Shares have been duly authorized, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

         We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                        Very truly yours,



                                        /s/ KUMMER KAEMPFER BONNER & RENSHAW


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